Exhibit 99.1

DuPont Fabros Technology, Inc. 1212 New York Avenue, NW Suite 900 Washington, DC 20005 www.dft.com

FOR IMMEDIATE RELEASE

MONDAY, SEPTEMBER 16, 2013

DUPONT FABROS TECHNOLOGY, INC.

CLOSES $195 MILLION UNSECURED TERM LOAN

WASHINGTON, DC – September 16, 2013 – DuPont Fabros Technology, Inc. (NYSE: DFT) announced today that the Company closed on a $195 million senior unsecured term loan (“New Unsecured Term Loan”). The New Unsecured Term Loan bears interest at LIBOR plus 1.75% and matures on February 15, 2019, with no extension option. The New Unsecured Term Loan is guaranteed by the Company and the same subsidiaries that guarantee its unsecured revolving credit facility (the “Unsecured Credit Facility”) and includes covenants that are substantially similar to the covenants in the Unsecured Credit Facility. In addition, the New Unsecured Term Loan includes an accordion feature that permits an increase of the term loan principal amount to an aggregate maximum amount of up to $250 million, subject to the agreement of existing or new lenders to provide additional commitments and certain other customary conditions. The new loan includes a delayed draw feature, of which the Company immediately withdrew $120 million. The remaining amount must be drawn within 120 days of the closing date.

About DuPont Fabros Technology, Inc.

DuPont Fabros Technology, Inc. (NYSE: DFT) is a leading owner, developer, operator and manager of enterprise-class, carrier-neutral, large multi-tenanted wholesale data centers. The Company’s facilities are designed to offer highly specialized, efficient and safe computing environments in a low-cost operating model. The Company’s customers outsource their mission critical applications and include national and international enterprises across numerous industries, such as technology, Internet content providers, media, communications, cloud-based, healthcare and financial services. The Company’s ten data centers are located in four major U.S. markets, which total 2.5 million gross square feet and 218 megawatts of available critical load to power the servers and computing equipment of its customers. DuPont Fabros Technology, Inc., a real estate investment trust (REIT) is headquartered in Washington, DC. For more information, please visit www.dft.com.

For Additional Information: Mark L. Wetzel Executive Vice President Chief Financial Officer and Treasurer +1 (202) 728-0033	Christopher Warnke Manager, Investor Relations +1 (202) 478-2330